Exhibit 8.2

MACHADO, MEYER, SENDACZ E OPICE
A D V O G A D O S

ESCRITÓRIO CENTRAL - SÃO PAULO

RUA DA CONSOLAÇÃO, 247, 4 º ANDAR

01301-903 SÃO PAULO, SP, BRASIL

TEL. 55 11 3150-7000 FAX 55 11 3150-7071

mmso@mmso.com.br

www.machadomeyer.com.br

BRASÍLIA • RIO DE JANEIRO • SALVADOR • PORTO ALEGRE • BELO HORIZONTE • NITERÓI • FORTALEZA • NOVA IORQUE

São Paulo, December 14, 2007

To

Ultrapar Participações S.A.

Av. Brigadeiro Luiz Antonio, 1343 – 9th Floor

São Paulo - SP

Brazil

Ladies and Gentlemen,

We have acted as Brazilian counsel to Ultrapar Participações S.A. (“Ultrapar”) in connection with a proposed merger by Ultrapar of the shares of Companhia Brasileira de Petróleo Ipiranga (“CBPI”), Refinaria de Petróleo Ipiranga S.A. (“RPI”) and Distribuidora de Produtos de Petróleo Ipiranga S.A. (“DPPI”) (“Stock Merger”) and the related filing by Ultrapar of its Registration Statement on Form F-4 (“Ultrapar Form F-4”) with the U.S. Securities and Exchange Commission in connection with the issuance of shares by Ultrapar under the Stock Merger.

It is our opinion that the discussion set forth in the Ultrapar Form F-4 and the related prospectus under the caption “Brazilian Tax Consequences”, insofar as such discussions constitute summaries of Brazilian law, fairly summarize the matters referred to therein based on what is expressed in Brazilian law in force as of date of this letter.

We hereby consent to the filing of this opinion as an exhibit to the Ultrapar Form F-4.

Very truly yours,